Exhibit 99.1

Eaton Reports Second Quarter Net Income Per Share up 33 Percent to $1.37
                      on Record Quarterly Revenue

    CLEVELAND--(BUSINESS WIRE)--July 18, 2005--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.37 for the second quarter of 2005, an increase of 33 percent over net income per share of $1.03 in the second quarter of 2004. Sales in the quarter were a record $2.83 billion, 18 percent above the same period in 2004. Net income was $209 million compared to $161 million in 2004, an increase of 30 percent.
    Net income in both periods included charges for restructuring activities related to the integration of acquisitions. Before these restructuring charges, operating earnings per share in the second quarter of 2005 were $1.40 versus $1.06 per share in 2004, an increase of 32 percent, and operating earnings for the second quarter of 2005 were $214 million compared to $166 million in 2004, an increase of 29 percent.
    Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are very pleased with our second quarter results, which came in above our guidance. Sales growth in the quarter of 18 percent consisted of 9 percent from organic growth, 7 percent from acquisitions, and 2 percent from exchange rates. Our end markets grew by approximately 7 percent.
    "In the second quarter, our segment operating margin before restructuring charges was 13.3 percent, a significant step up from the
12.6 percent margin in the first quarter, and a record for the second quarter," said Cutler. "Our operating cash flow for the quarter was $322 million.
    "During the quarter, we repurchased $200 million of stock, and we also issued $200 million of long-term debt," said Cutler. "In addition, we were pleased that Standard & Poor's upgraded both our short-term and long-term debt ratings during the quarter.
    "As we survey our end markets, we now anticipate growth in 2005 of between 4 to 5 percent," said Cutler. "Growth in nonresidential electrical markets in the U.S. is starting to accelerate, while the growth in the hydraulics markets has slowed.
    "We anticipate net income per share for the third quarter of 2005 to be between $1.20 and $1.30. We are increasing our full-year guidance for net income per share by 10 cents, to between $5.00 and $5.20. Operating earnings per share, which exclude restructuring charges to integrate acquisitions, are anticipated to be between $1.25 and $1.35 in the third quarter of 2005, and we are increasing our full-year guidance for operating earnings per share by 10 cents, to between $5.20 and $5.40."

    Business Segment Results

    Second quarter sales of Eaton's largest segment, Electrical, were $924 million, up 33 percent over 2004. Excluding the impact of the Powerware acquisition, second quarter sales were up 11 percent compared to 2004. Operating profits in the second quarter were $87 million. Operating profits before restructuring charges were $94 million, up 47 percent from results in 2004.
    "End markets for our electrical business grew about 5 percent during the second quarter. In addition, our operating margins expanded to 10.2 percent, compared to 9.0 percent in the first quarter," said Cutler. "We expect end market growth in the second half to be between 5 and 6 percent.
    "During the quarter, we announced a new joint venture in China to manufacture medium voltage switchgear components," said Cutler. "Also, we were named for the second year in a row as Frost & Sullivan's Power Quality Company of the Year."
    In the Fluid Power segment, second quarter sales were $842 million, 6 percent above the second quarter of 2004. Fluid Power markets grew 3 percent compared to the same period in 2004, with global fluid power industry shipments up an estimated 5 percent, commercial aerospace markets up 7 percent, defense aerospace markets flat, and European automotive production down 1 percent. Operating profits in the second quarter were $94 million. Operating profits before restructuring charges were $95 million, up 3 percent compared to a year earlier.
    "Growth in the mobile and industrial hydraulics markets slowed during the first half of the year," said Cutler. "The commercial aerospace market is starting to accelerate, while defense aerospace is likely to be flat for the full year.
    "We announced in early July the acquisition of the industrial filtration business of Hayward Industries," said Cutler. "This acquisition, which is expected to close by the end of the third quarter, provides a sizeable entry into the filtration market, an area that is a natural extension of our existing Fluid Power business and an area expected to enjoy significant growth over the next several years.
    "During the quarter, we won several awards for the Boeing 787 and the Airbus A400," said Cutler. "The new awards for the 787 are expected to total revenues of $194 million, and the new awards on the A400 are expected to total revenues of $27 million. In addition, we were pre-selected for five subsystems on the very light jet program of Embraer, pending final contract approval."
    The Truck segment posted sales of $596 million in the second quarter, up 37 percent compared to 2004, and recorded operating profits of $120 million, an increase of 54 percent from the second quarter of 2004. NAFTA heavy-duty production was up 39 percent compared to 2004, NAFTA medium-duty production was up 11 percent, European truck production was up 10 percent, and Brazilian vehicle production was up 13 percent.
    "Second quarter production of NAFTA heavy-duty trucks totaled 88,000 units, about 11 percent more than in the first quarter of 2005," said Cutler. "As a result of the higher than expected NAFTA heavy-duty production in the first two quarters of 2005, we are raising our estimate of the 2005 market from 310,000 units to 320,000 units.
    "We are delighted to continue our very positive momentum in the developing market for hybrid powertrains for medium duty trucks," said Cutler. "In early July, we were notified that the UK's Institute of Transport Management awarded Eaton the Global Environmental Company of the Year for our hybrid powertrain technology.
    "We were also awarded a contract to supply medium-duty transmissions to Hyundai for the Korean market," said Cutler. "We anticipate annual volumes of $20 million, with production starting in 2007."
    The Automotive segment posted second quarter sales of $472 million, 1 percent lower than the comparable quarter of 2004. Automotive production in both NAFTA and Europe was down 1 percent compared to the second quarter of 2004. Operating profits were $67 million, up 3 percent compared to a year earlier.
    "The Automotive markets held up better than generally expected during the second quarter," said Cutler. "We are expecting that for 2005 as a whole the markets in NAFTA and Europe will be down approximately 2 percent.
    "We completed the acquisition of Morestana during the quarter, which expands our manufacturing presence in Mexico," said Cutler. "We also made progress during the quarter on the construction of a significant new plant in Poland to expand our ability to serve European automotive customers."
    "Last week, we announced we signed an agreement to purchase Tractech Holdings, a global manufacturer of specialized differentials and clutch components for the commercial vehicle markets," said Cutler. "This acquisition, which is expected to close in the third quarter, will allow us to extend our existing differential product capabilities into a wide range of markets beyond our traditional light vehicle applications."
    Eaton Corporation is a diversified industrial manufacturer with 2004 sales of $9.8 billion. Eaton is a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. Eaton has 56,000 employees and sells products to customers in more than 125 countries. For more information, visit www.eaton.com.

    Notice of Conference Call: Eaton's conference call to discuss its second quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.

    This news release contains forward-looking statements concerning the third quarter 2005 and full year 2005 net income per share and operating earnings per share, and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

    Financial Results

    The company's comparative financial results for the three months and six months ended June 30, 2005 and 2004 are available on the company's Web site, www.eaton.com.


Eaton Corporation
Comparative Financial Summary

                                 Three months ended  Six months ended
                                      June 30            June 30
(Millions except for per share   ------------------ ------------------
 data)                              2005     2004      2005     2004
                                   ------   ------    ------   ------

Net sales                          $2,834   $2,403    $5,488   $4,641
Income before income taxes            267      203       503      376
Net income                            209      161       396      295

Net income per Common Share
 assuming dilution                 $ 1.37   $ 1.03    $ 2.55   $ 1.88
Average number of Common Shares
 outstanding assuming dilution      153.4    156.2     155.2    156.8

Net income per Common Share basic  $ 1.40   $ 1.06    $ 2.62   $ 1.93
Average number of Common Shares
 outstanding basic                  149.8    152.1     151.4    152.7

Cash dividends paid per Common
Share                              $  .31   $  .27    $  .62   $  .54

Reconciliation of net income to
operating earnings
-------------------------------
Net income                         $  209   $  161    $  396   $  295
Excluding restructuring charges
 (after-tax)                            5        5        11        9
                                   ------   ------    ------   ------
Operating earnings                 $  214   $  166    $  407   $  304
                                   ======   ======    ======   ======

Net income per Common Share
 assuming dilution                 $ 1.37   $ 1.03    $ 2.55   $ 1.88
Per share impact of restructuring
 charges (after-tax)                  .03      .03       .07      .06
                                   ------   ------    ------   ------
Operating earnings per Common
Share                              $ 1.40   $ 1.06    $ 2.62   $ 1.94
                                   ======   ======    ======   ======

See accompanying notes.


Eaton Corporation
Statements of Consolidated Income

                                   Three months ended Six months ended
                                        June 30           June 30
(Millions except for per share     ------------------ ----------------
 data)                               2005      2004     2005    2004
                                    ------    ------   ------  ------

Net sales                           $2,834    $2,403   $5,488  $4,641

Cost of products sold                2,039     1,726    3,952   3,347
Selling & administrative expense       446       389      865     750
Research & development expense          69        64      138     124
Interest expense-net                    22        19       44      38
Other (income) expense-net              (9)        2      (14)      6
                                    ------    ------   ------  ------
Income before income taxes             267       203      503     376
Income taxes                            58        42      107      81
                                    ------    ------   ------  ------
Net income                          $  209    $  161   $  396  $  295
                                    ======    ======   ======  ======

Net income per Common Share
 assuming dilution                  $ 1.37    $ 1.03   $ 2.55  $ 1.88
Average number of Common Shares
 outstanding assuming dilution       153.4     156.2    155.2   156.8

Net income per Common Share basic   $ 1.40    $ 1.06   $ 2.62  $ 1.93
Average number of Common Shares
 outstanding basic                   149.8     152.1    151.4   152.7

Cash dividends paid per Common
Share                               $  .31    $  .27   $  .62  $  .54

See accompanying notes.


Eaton Corporation
Business Segment Information

                                  Three months ended Six months ended
                                       June 30            June 30
                                  ------------------ -----------------
(Millions)                           2005     2004     2005     2004
                                    ------   ------   ------   ------

Net sales
---------
Electrical                          $  924   $  697   $1,772   $1,308
Fluid Power                            842      792    1,627    1,560
Truck                                  596      436    1,138      817
Automotive                             472      478      951      956
                                    ------   ------   ------   ------
                                    $2,834   $2,403   $5,488   $4,641
                                    ======   ======   ======   ======
Operating profit
----------------
Electrical                          $   87   $   57   $  158   $  102
Fluid Power                             94       91      170      172
Truck                                  120       78      229      139
Automotive                              67       65      136      134
                                    ------   ------   ------   ------
                                       368      291      693      547
Corporate
---------
Amortization of intangible assets       (7)      (5)     (14)     (11)
Interest expense-net                   (22)     (19)     (44)     (38)
Minority interest                       (1)      (1)      (2)      (4)
Pension & other postretirement
 benefit expense                       (32)     (22)     (60)     (40)
Other corporate expense-net            (39)     (41)     (70)     (78)
                                    ------   ------   ------   ------
Income before income taxes             267      203      503      376
Income taxes                            58       42      107       81
                                    ------   ------   ------   ------
Net income                          $  209   $  161   $  396   $  295
                                    ======   ======   ======   ======

See accompanying notes.


Eaton Corporation
Condensed Consolidated Balance Sheets

                                                 June 30,     Dec. 31,
(Millions)                                         2005         2004
                                                  ------       ------

Assets
Current assets
--------------
Cash                                              $  130       $   85
Short-term investments                               315          211
Accounts receivable                                1,759        1,612
Inventories                                        1,031          966
Deferred income taxes & other current assets         328          308
                                                  ------       ------
                                                   3,563        3,182

Property, plant & equipment-net                    2,075        2,147
Goodwill                                           2,543        2,433
Other intangible assets                              642          644
Deferred income taxes & other assets                 684          669
                                                  ------       ------
                                                  $9,507       $9,075
                                                  ======       ======

Liabilities & Shareholders' Equity
Current liabilities
-------------------
Short-term debt, primarily commercial paper       $  202       $   13
Current portion of long-term debt                     70           26
Accounts payable                                     768          776
Accrued compensation                                 212          270
Accrued income & other taxes                         300          283
Other current liabilities                          1,025          894
                                                  ------       ------
                                                   2,577        2,262

Long-term debt                                     1,941        1,734
Postretirement benefits other than pensions          608          617
Pensions & other liabilities                         892          856
Shareholders' equity                               3,489        3,606
                                                  ------       ------
                                                  $9,507       $9,075
                                                  ======       ======

See accompanying notes.


Eaton Corporation
Notes to Second Quarter 2005 Earnings Release
---------------------------------------------
Dollars in millions, except for per share data (per share data assume dilution)

Acquisitions of Businesses
--------------------------
In the first half of 2005 and 2004, Eaton acquired several businesses in separate transactions. The Statements of Consolidated Income include the results of these businesses from the effective dates of acquisition.

On June 30, 2005, Eaton acquired Mexican automotive lifter manufacturer Morestana S.A. de C.V. Morestana produces hydraulic lifters for automotive engine manufacturers and the automotive aftermarket. This business had 2004 sales of $13 and is included in the Automotive segment.

On March 31, 2005, Eaton acquired the businesses of Winner Group
Holdings Ltd. Winner is the largest producer of hydraulic hose fittings and adapters for the Chinese market. This business had 2004 sales of $26 and is included in the Fluid Power segment.

On March 1, 2005, Eaton acquired Pigozzi S.A. Engrenagens e
Transmissoes, an agricultural transmission business located in Brazil. The business had 2004 sales of $42 and is included in the Truck segment.

On June 9, 2004, Eaton acquired Powerware Corporation, the power systems business of Invensys plc. Powerware had sales of $775 for the year ended March 31, 2004. Eaton's operating results include Powerware beginning June 9, 2004. This business is included in the Electrical segment.

Restructuring Charges
---------------------
In 2005, Eaton incurred restructuring charges related primarily to the integration of: Powerware, the electrical power systems business acquired in June 2004; the electrical division of Delta plc acquired in January 2003; and the Boston Weatherhead fluid power business acquired in November 2002. In 2004, Eaton incurred restructuring charges related primarily to the integration of the electrical division of Delta plc and the Boston Weatherhead fluid power business. A summary of these charges follows:

                                                      Operating
                                      Operating      profit before
                    Restructuring     profit as      restructuring
                       charges         reported         charges
                    -------------   -------------   --------------
                              Three months ended June 30
                    ----------------------------------------------
                     2005   2004     2005   2004     2005    2004
                    ------ ------   ------ ------   ------ -------
Electrical             $7     $7     $ 87   $ 57     $ 94    $ 64
Fluid Power             1      1       94     91       95      92
Truck                   -      -      120     78      120      78
Automotive              -      -       67     65       67      65
                     ----   ----     ----   ----     ----    ----
Pretax charges         $8     $8     $368   $291     $376    $299
                     ====   ====     ====   ====     ====    ====
After-tax charges      $5     $5
Per Common Share     $.03   $.03
Operating margin                     13.0%  12.1%    13.3%   12.4%


                              Six months ended June 30
                   ----------------------------------------------
                    2005    2004    2005    2004    2005    2004
                   ------  ------  ------  ------  ------  ------
Electrical           $12     $12    $158    $102    $170    $114
Fluid Power            5       2     170     172     175     174
Truck                  -       -     229     139     229     139
Automotive             -       -     136     134     136     134
                    ----    ----    ----    ----    ----    ----
Pretax charges       $17     $14    $693    $547    $710    $561
                    ====    ====    ====    ====    ====    ====
After-tax charges    $11      $9
Per Common Share    $.07    $.06
Operating margin                    12.6%   11.8%   12.9%   12.1%

The restructuring charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment
Information, the restructuring charges reduced Operating profit of the related business segment.

Retirement Benefit Plans
------------------------
Pretax income for second quarter 2005 was reduced by $12 ($8 after-tax, or $.05 per Common Share) compared to second quarter 2004 due to increased pension expense in 2005. This resulted from the declines during 2000 through 2002 in the market value of equity investments held by Eaton's pension plans, coupled with the effect of the lowering of discount rates associated with pension liabilities at year-end 2004. Pretax income for first half 2005 was similarly reduced by $26 ($17 after-tax, or $.11 per Common Share) compared to first half 2004.

Income Taxes
------------
The effective income tax rates for second quarter and first half 2005 were 21.5% and 21.3%, respectively, compared to 20.6% and 21.5% for the same periods in 2004.

Repurchase of Common Shares
---------------------------
On April 18, 2005, Eaton announced that its Board of Directors authorized the Company to repurchase up to 10 million of its Common Shares. In the second quarter, 3.38 million shares were repurchased at a total cost of $200. The remainder of the shares will be repurchased over time, depending on market conditions, share price, capital levels and other considerations. This program replaces the remaining authority under the Company's past share repurchase programs.

During first quarter 2005, Eaton repurchased 3.63 million Common Shares at a total cost of $250. This completed the plan announced on January 24, 2005 to repurchase $250 of shares to help offset dilution from shares issued during 2004 from the exercise of stock options.

Reconciliation of Financial Measures
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before restructuring charges for each business segment, each of which excludes amounts that differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.

    CONTACT: Eaton Corporation
             Gary Klasen, 216-523-4736 (Media Relations)
             William C. Hartman, 216-523-4501 (Investor Relations)